Exhibit 99.1

SPECTRUM BRANDS GLOBAL BATTERIES AND LIGHTS DIVISION

(Combined Carve-Out Financial Statements of Global Batteries & Lights Division of Spectrum Brands Holdings, Inc.)

ANNUAL COMBINED FINANCIAL STATEMENTS

As of September 30, 2018 and 2017 and for the fiscal years ended September 30, 2018, 2017 and 2016

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

(Combined Carve-Out Financial Statements of Global Batteries & Lights Division of Spectrum Brands Holdings, Inc.)

Report of Independent Auditors

The Audit Committee

Spectrum Global Batteries and Lighting:

Report on the Financial Statements

We have audited the accompanying combined financial statements of Spectrum Global Batteries and Lighting, which comprise the combined balance sheets as of September 30, 2018 and 2017, and the related combined statements of income, comprehensive income, net parent investment, and cash flows for the years ended September 30, 2018, 2017 and 2016, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Global Batteries and Lighting as of September 30, 2018 and 2017, and the results of their operations and their cash flows for the years ended September 30, 2018, 2017 and 2016, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Milwaukee, Wisconsin

December 20, 2018

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Combined Balance Sheets

As of September 30, 2018 and 2017

	As of September 30,
(in millions)	2018	2017
Assets
Trade receivables, net	$98.5	$108.6
Other receivables	23.0	12.4
Inventories	127.8	119.7
Prepaid expenses and other current assets	28.5	31.1

Total current assets	277.8	271.8
Property, plant and equipment, net	142.9	141.7
Deferred charges and other	9.5	11.5
Deferred income taxes	2.3	31.9
Goodwill	195.5	197.8
Intangible assets, net	269.5	281.3

Total assets	$897.5	$936.0

Liabilities and Net Parent Investment
Current portion of capital lease obligations	$5.9	$5.6
Accounts payable	131.5	137.3
Accrued wages and salaries	24.5	24.2
Other current liabilities	37.7	36.1

Total current liabilities	199.6	203.2
Capital lease obligations, net of current portion	39.5	41.4
Deferred income taxes	62.0	107.7
Other long-term liabilities	16.5	19.7

Total liabilities	317.6	372.0
Net parent investment	637.7	626.5
Accumulated other comprehensive loss	(57.8)	(62.5)

Total net parent investment	579.9	564.0

Total liabilities and net parent investment	$897.5	$936.0

See accompanying notes to the combined financial statements

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Combined Statements of Income

Years ended September 30, 2018, 2017 and 2016

	Year ended September 30,
(in millions)	2018	2017	2016
Net sales	$870.5	$865.6	$840.7
Cost of goods sold	564.3	539.3	524.9

Gross profit	306.2	326.3	315.8
Selling	64.5	63.2	62.2
General and administrative	125.7	129.8	113.6
Research and development	11.8	10.9	10.9

Total operating expenses	202.0	203.9	186.7

Operating income	104.2	122.4	129.1
Interest expense	1.9	1.6	1.5
Other non-operating expense (income), net	1.1	(0.1)	0.8

Income before income taxes	101.2	120.9	126.8
Income tax expense	21.4	36.4	67.5

Net income	$79.8	$84.5	$59.3

See accompanying notes to the combined financial statements.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Combined Statements of Comprehensive Income

Years ended September 30, 2018, 2017, and 2016

	Year ended September 30,
(in millions)	2018	2017	2016
Net Income	$79.8	$84.5	$59.3
Other comprehensive income (loss)
Foreign currency translation gain (loss)	0.5	1.2	(8.7)
Unrealized gain (loss) on derivative instruments
Unrealized gain (loss) on hedging activity before reclassification	4.2	1.5	6.2
Loss (gain) on hedging activity reclassified from accumulated other comprehensive income	1.6	(6.4)	1.9

Unrealized gain (loss) on hedging instruments after reclassification	5.8	(4.9)	8.1
Deferred tax effect	1.5	(1.4)	1.6

Net unrealized gain (loss) on hedging derivative instruments	4.3	(3.5)	6.5
Defined benefit pension (loss) gain
Defined benefit pension loss before reclassification	(0.1)	—	(0.3)
Loss reclassified from accumulated other comprehensive income	—	0.2	0.4

Defined benefit pension (loss) gain after reclassification	(0.1)	0.2	0.1
Deferred tax effect	—	—	—

Net defined benefit pension (loss) gain	(0.1)	0.2	0.1

Net change in comprehensive income	4.7	(2.1)	(2.1)

Comprehensive income	$84.5	$82.4	$57.2

See accompanying notes to the combined financial statements

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHT DIVISION

Combined Statement of Net Parent Investment

Years ended September 30, 2018, 2017 and 2016

(in millions)	Net Parent Investment	Accumulated Other Comprehensive Income	Total
Balances at September 30, 2015	$669.6	$(58.3)	$611.3
Net income	59.3	—	59.3
Foreign currency translation loss	—	(8.7)	(8.7)
Defined benefit pension gain	—	0.1	0.1
Unrealized gain on hedging activity	—	6.5	6.5
Net transfer to Parent	(67.0)	—	(67.0)

Balances at September 30, 2016	661.9	(60.4)	601.5
Net income	84.5	—	84.5
Foreign currency translation gain	—	1.2	1.2
Defined benefit pension gain	—	0.2	0.2
Unrealized loss on hedging activity	—	(3.5)	(3.5)
Net transfer to Parent	(119.9)	—	(119.9)

Balances as of September 30, 2017	626.5	(62.5)	564.0
Net income	79.8	—	79.8
Foreign currency translation gain	—	0.5	0.5
Defined benefit pension loss	—	(0.1)	(0.1)
Unrealized gain on hedging activity	—	4.3	4.3
Net transfer to Parent	(68.6)	—	(68.6)

Balances as of September 30, 2018	$637.7	$(57.8)	$579.9

See accompanying notes to the combined financial statements

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

Combined Statements of Cash Flows

Years ended September 30, 2018, 2017 and 2016

	Year ended September 30,
(in millions)	2018	2017	2016
Cash flows from operating activities
Net income	$79.8	$84.5	$59.3
Adjustments to reconcile net income to net cash from operating activities:
Depreciation on property plant and equipment	23.5	19.9	18.0
Amortization of intangible assets	9.9	9.9	10.0
Share based compensation	3.0	8.3	8.3
Deferred tax (benefit) expense	(15.6)	4.0	(2.2)
Net changes in operating assets and liabilities:
Receivables	0.1	(12.7)	(1.5)
Inventories	(8.1)	4.9	(3.6)
Prepaid expenses and other current assets	1.4	(0.9)	(6.8)
Accounts payable and accrued liabilities	(6.5)	42.6	(8.0)
Other	8.8	(9.0)	23.9

Net cash provided by operating activities	96.3	151.5	97.4
Cash flows from investing activities
Purchases of property, plant and equipment	(22.3)	(22.3)	(21.2)
Proceeds from sale of assets	1.2	—	—

Net cash used by investing activities	(21.1)	(22.3)	(21.2)
Cash flows from financing activities
Net transfer to Parent	(71.6)	(128.2)	(75.3)
Payment of capital lease obligations	(3.6)	(1.0)	(0.9)

Net cash used by financing activities	(75.2)	(129.2)	(76.2)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Non cash investing activities
Acquisition of property, plant and equipment through capital leases	$7.6	$14.8	$11.6

See accompany notes to the combined financial statements

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 1 - DESCRIPTION OF BUSINESS

The accompanying combined financial statements include the historical accounts of Spectrum Global Batteries & Lights Division (“GBL”) of Spectrum Brands Holdings, Inc. (“SBH” or “Parent”) consisting of consumer batteries and battery-powered portable lighting products primarily in the North America (“NA”), Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions, and select countries in eastern Europe in the European, Middle East & Africa (“EMEA”) region; and specifically excludes consumer batteries and lighting products within the rest of the EMEA region. GBL also manufactures and sells hearing aid batteries under several brand names and private labels for many major hearing aid device manufacturers for all regions. Consumer batteries consists of alkaline batteries, zinc carbon batteries, nickel metal hydride (NiMH) rechargeable batteries and battery chargers primarily under the Rayovac® and VARTA® brands. Additionally, GBL manufactures alkaline batteries for third parties who sell under their own private labels. GBL also offers a broad line of battery-powered portable lighting products including flashlights and lanterns under the Rayovac® and VARTA® brands, and other proprietary brand names pursuant to licensing arrangements with third parties. Other specialty battery products include keyless entry batteries, portable chargers and coin cells for use in watches, cameras, calculators, communications equipment, and medical instruments.

Energizer Holdings, Inc.

On January 15, 2018, SBH entered into a definitive Acquisition Agreement (“Agreement”) with Energizer Holdings, Inc. (“Energizer”) on January 15, 2018, where Energizer will acquire from SBH the GBL business for an aggregate purchase price of $2.0 billion in cash, subject to customary purchase price adjustments. The Agreement provides that Energizer will purchase the equity of certain subsidiaries of SBH and acquire certain assets and assume certain liabilities of other subsidiaries used or held for the purpose of the GBL business. In the Agreement, SBH and Energizer have made customary representations and warranties and have agreed to customary covenants relating to the acquisition. Among other things, prior to the consummation of the acquisition, SBH will be subject to certain business conduct restrictions with respect to its operation of the GBL business. SBH and Energizer have agreed to indemnify each other for losses arising from certain breaches of the Agreement and for certain other matters. In particular, SBH has agreed to indemnify Energizer for certain liabilities relating to the assets retained by SBH, and Energizer has agreed to indemnify SBH for certain liabilities assumed by Energizer, in each case as described in the Agreement. SBH and Energizer have agreed to enter into related agreements ancillary to the acquisition that will become effective upon the consummation of the acquisition, including a customary transition services agreement and reverse transition services agreement.

The consummation of the acquisition is subject to certain customary conditions, including, among other things, (i) the absence of a material adverse effect on GBL, (ii) the expiration or termination of required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the receipt of certain other antitrust approvals in certain specified foreign jurisdictions (the conditions contained in (ii) and (iii) together, the “Antitrust Conditions”), (iv) the accuracy of the representations and warranties of the parties generally subject to a customary material adverse effect standard (as described in the Agreement) or other customary materiality qualifications), (v) the absence of governmental restrictions on the consummation of the acquisition in certain jurisdictions, and (vi) material compliance by the parties with their respective covenants and agreements under the Agreement. The consummation of the transaction is not subject to any financing condition. On March 29, 2018, the Federal Trade Commission allowed the expiration of the 30-day Hart-Scott-Rodino waiting period, which in effect provides US regulatory approval of the sale. Refer to Note 14 – Subsequent Events for further development over the Energizer acquisition and other required regulatory approvals subsequent to September 30, 2018.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 1 - DESCRIPTION OF BUSINESS (continued)

The Agreement also contains certain termination rights, including the right of either party to terminate the Agreement if the consummation of the acquisition has not occurred on or before July 15, 2019 (the “Termination Date”). Further, if the acquisition has not been consummated by the Termination Date and all conditions precedent to Energizer’s obligation to consummate the acquisition have otherwise been satisfied except for one or more of the Antitrust Conditions, then Energizer would be required to pay SBH a termination fee of $100 million.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) from the combined financial statements and accounting records of SBH using the historical results of GBL segment operations and historical cost basis of the assets and liabilities that comprise GBL. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under SBH’s management. All intercompany balances and transactions within GBL have been eliminated. Transactions and balances between GBL and SBH and its subsidiaries are reflected as related party transactions and are considered to be effectively settled at the time the transaction is incurred, therefore no intercompany balances are reflected as outstanding on the combined financial statements. Discrete financial information was not available for GBL within certain legal entities of SBH with shared operations including the operations of GBL and other SBH businesses. Certain transactions of SBH are not recorded by GBL but at the legal entity level of the Parent or its subsidiary. For shared entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to GBL discussed further in Note 13 – Related Parties.

Certain costs related to the GBL have been allocated from the Parent. Those costs are derived from multiple levels of the organization including geographic business unit expenses, product line expenses, shared corporate expenses, and fees from the Parent. GBL receives service and support functions from SBH and its subsidiaries and are dependent upon SBH and its subsidiaries’ ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to GBL using the most meaningful respective allocation methodologies which were primarily based on proportionate sales, headcount, direct labor costs or other measures of GBL or its Parent. These allocated costs are primarily related to corporate administrative expenses, employee related costs including pensions and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the functional groups such as accounting and finance services, human resources, information technology, facilities, legal services and contract support, tax and treasury management, corporate compliance and risk management, and other corporate and other corporate and infrastructural services.

The assets and liabilities related to GBL are primarily specifically identified as assets and liabilities of the business. In some instances, assets and liabilities may be considered shared with GBL other businesses of the Parent or its subsidiary, where they are allocated based upon an allocation methodology that is primarily based on proportionate sales, headcount or other measures of GBL or its Parent. In particular, property plant and equipment not specifically identified as a component of GBL operations, but shared with GBL and other businesses of the Parent or its subsidiary, are allocated to the predominant user of the facility, if one can be determined. Shared assets consist of corporate headquarters, shared service facilities, shared distribution centers, and sales offices, among others. Predominant user is based upon the proportionate net sales, headcount, square

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

footage, and other measures deemed reasonable to define usage of the assets. When GBL is recognized as the predominant user of the assets, the asset is recognized as property plant and equipment on the combined balance sheet, a usage charge is assessed on the other businesses of SBH for use of the asset and recognized as a reduction to general & administrative expenses on the combined statement of income. When GBL is not recognized as the predominant user of the asset, the asset is not recognized on the combined balance sheet.

SBH uses a centralized approach to cash management and financing its operations. As a result, substantially all cash is commingled with corporate funds and is not specifically identifiable to GBL. The net results of these transactions between GBL and SBH are reflected as net parent investment in the combined balance sheets. In addition, the net parent investment represents SBH’s interest in the net assets of GBL and the cumulative net investment by SBH in GBL through the dates presented. Outside of certain capital leases of GBL operations, there is no debt that is specifically identified or attributable to GBL and therefore not recognized on the combined balance sheet.

As described in Note 10 – Income Taxes, current and deferred income taxes and related tax expenses have been determined based on the stand-alone results of GBL by applying Accounting Standards Codification 740, Income Taxes (ASC 740), issued by the Financial Accounting Standards Board (FASB), to the GBL operations in each country as if it were a separate taxpayer.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by SBH to be a reasonable reflection of the utilization of services provided to or the benefit received by the GBL during the periods presented relative to the total costs incurred by SBH. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had GBL been an entity that operated independently of SBH. Actual costs that would have been incurred if GBL has been a stand-alone company would depend upon multiple factors, including organization structure and strategic decision made in various areas, including information technology and infrastructure. Consequently, future results of operations should the GBL be separated from SBH will include costs and expenses that may be materially different than historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the future results of operations, financial position, and cash flows.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Combination

All significant intercompany accounts and transactions within GBL have been eliminated in the preparation of the accompanying combined financial statements. All significant intercompany transactions with SBH are deemed to have been paid in the period the cost was incurred.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Cash and Cash Equivalents

Treasury activities, including activities related to GBL, are centralized by SBH such that cash collections are distributed to SBH and reflected as net parent investment. As a result, GBL does not recognize cash on its combined financial statements.

Receivables

Trade receivables are carried at net realizable value. GBL extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. GBL monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provisions for losses on uncollectible trade receivables are determined based on ongoing evaluations of GBL’s receivables, principally on the basis of historical collection experience and evaluations of the risks of nonpayment or return for a given customer. The allowance for uncollectible receivables was $4.5 million and $3.8 million as of September 30, 2018 and 2017, respectively.

Inventories

Inventories are valued at the lower of cost or net realizable value. Cost of inventories is determined using the first-in, first out (FIFO) method. See Note 4 – Inventory for further detail.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Property, plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset; such amortization is included in depreciation expense. GBL uses accelerated depreciation methods for income tax purposes. Useful lives for property, plant and equipment are as follows:

Asset Type	Range
Buildings and improvements	20 - 40 years
Machinery and equipment	2 - 15 years

Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains and losses are recorded on the disposition or retirement of property, plant and equipment based on the net book value and any proceeds received.

Long-lived fixed assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in GBL climate, among others, may trigger an impairment review. If such indicators are present, GBL performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows generated did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified that necessitated an impairment test over property, plant and equipment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 5 – Property, plant and equipment for further detail.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Goodwill

Goodwill reflects the excess of acquisition cost over the aggregate fair value assigned to identifiable net assets acquired. Goodwill is not amortized, but instead is assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. Goodwill has been assigned to reporting units for purposes of impairment testing based upon the relative fair value of the asset to reporting unit. GBL consist of a single reporting unit.

An annual impairment test is performed in the fourth quarter of its fiscal year. The Company may first perform a qualitative assessment to determine if it is more likely than not that an impairment exists to necessitate the need for a quantitative assessment. When a qualitative assessment is performed and an impairment is determined to be more likely than not, the quantitative assessment is performed by comparing the fair value of the business to its carrying value, including goodwill. In estimating the fair value, we use a discounted cash flow methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital and perpetuity growth rate, among other variables. If the fair value of a reporting unit is less than its carrying value, an impairment loss would be recognized equal to that excess; however the loss recognized cannot exceed the total amount of goodwill allocated to that reporting unit. See Note 6 – Goodwill and Intangible Assets for further detail.

Intangible Assets

Intangible assets are recorded at cost or at estimated fair value if acquired in a business combination. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives. The range and weighted average useful lives for definite-lived intangibles assets are as follows:

Asset Type	Range	Weighted Average
Customer relationships	15 - 20 years	20 years
Technology assets	17 years	17 years

Definite-lived intangible assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable. If indicators of potential impairment are identified, GBL performs an undiscounted cash flow analysis to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed its carrying value. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events that necessitated an impairment test of definite-lived intangible assets.

Certain trade name intangible assets have an indefinite life and are not amortized; but instead are assessed for impairment at least annually and as triggering events or indicators of potential impairment are identified. GBL performs its annual impairment test in the fourth quarter of its fiscal year. Impairment of indefinite lived intangible assets is assessed by comparing the estimated fair value of the identified trade names to their carrying value to determine if potential impairment exists. If the fair value is less than the carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief-from-royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others. See Note 6 – Goodwill and Intangible Assets for further detail.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Financial Instruments

GBL participates in the Parent’s foreign currency exchange rate and raw material price exposure hedging program to reduce earnings and cash flow volatility associated with foreign currency exchange rate changes and changes in raw material pricing. Derivative financial instruments are used by the Parent principally in the management of its interest rate, foreign currency exchange rate and raw material price exposures.

The Parent does not hold or issue derivative financial instruments for trading or speculative purposes. Derivative assets and liabilities are reported at fair value in the Combined Balance Sheets. When hedge accounting is elected at inception, the Parent formally designates the financial instrument as a hedge of a specific underlying exposure and documents both the risk management objectives and strategies for undertaking the hedge. Depending on the nature of derivatives designated as hedging instruments, changes in fair value are either offset against the change in fair value of the hedged assets or liability through earnings, or recognized in equity through other comprehensive income until the hedged item is recognized. Any ineffective portion of a financial instrument’s change in fair value is recognized in earnings. For derivatives that do not qualify for hedge accounting treatment, the change in the fair value is recognized in earnings. See Note 8 – Derivatives for further detail.

Revenue Recognition

GBL recognizes revenue from product sales generally upon delivery to the customer or at the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and risks and rewards of ownership of the product are passed, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence that an arrangement exists, the price to the buyer is fixed or determinable and ability to collect is deemed reasonably assured. The provision for customer returns is based on historical sales and returns and other relevant information. GBL estimates and accrues the cost of returns, which are treated as a reduction of Net Sales.

GBL enters into promotional arrangements, primarily with retail customers, that entitle such retailers to earn rebates from GBL. These arrangements require GBL to estimate and accrue the costs of these programs, which are treated as a reduction of Net Sales. GBL also enters into promotional arrangements that target the ultimate consumer. The costs associated with such arrangements are treated as either a reduction in Net Sales or an increase in Cost of Goods Sold, based on the type of promotional program. GBL monitors its commitments under all promotion arrangements and uses various measures, including past experience, to estimate the earned, but unpaid, promotional costs. The terms of GBL’s customer-related promotional arrangements and programs are tailored to each customer and documented through written contracts, correspondence or other communications with the individual customers.

GBL also enters into various arrangements, primarily with retail customers, which require GBL to make upfront cash payments in order to secure the right to distribute through such customers. GBL capitalizes these payments provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume-based term of the arrangement. Capitalized payments are reported in the Combined Balance Sheets as Deferred Charges and Other Assets and related amortization is treated as a reduction in Net Sales.

GBL has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 11%, 12% and 13% of net sales during years ended September 30, 2018, 2017 and 2016, respectively.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

Shipping and Handling Costs

Shipping and handling costs include costs incurred with GBL third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare GBL’s products for shipment at distribution facilities. Shipping and handling costs was $44.5 million, $41.3 million and $38.6 million during the years ended September 30, 2018, 2017 and 2016, respectively. Shipping and handling costs are included in Selling Expenses in the Combined Statements of Income.

Advertising Costs

Advertising costs include agency fees and other costs to create advertisements, as well as costs paid to third parties to print or broadcast advertisements and are expensed as incurred. GBL incurred advertising costs of $5.7 million, $3.6 million and $1.9 million during the years ended September 30, 2018, 2017 and 2016, respectively. Advertising costs are included in Selling Expenses in the Combined Statements of Income.

Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

Environmental Expenditures

Environmental expenditures that relate to current operations or to conditions caused by past operations are expensed or capitalized as appropriate. GBL determines its liability for environmental matters on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale. See Note 12 – Commitments and Contingencies for further detail.

Employee Benefits

GBL participates in various defined benefit plans sponsored by the Parent or its subsidiary that is shared amongst its businesses, including GBL. For shared plans, the participation of these plans is reflected in these combined financial statements as though GBL participates in a multi-employer plan with the other businesses of SBH and a proportionate share of the cost is reflected in the combined statements of income, while the asset and liabilities of such plans are retained by SBH. A liability for shared plans would be recognized by GBL to the extent there is any unpaid contributions to the multi-employer plan. There were no unpaid contributions as of September 30, 2018 and 2017. In certain jurisdictions, the Parent or its subsidiary sponsors a plan that is solely or predominantly for employees attributable to GBL operations. For plans directly attributable to GBL operations, the plans are recognized under a single employer method in these combined financial statements. See Note 9 – Employee Benefit Plans for further information.

Income Taxes

Income taxes as presented herein attribute current and deferred income taxes of SBH to the GBL stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, GBL income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the combined financial statements of SBH may not be included in the separate Combined Financial Statements of GBL. Similarly, the tax treatment of certain items reflected in the separate Combined Financial Statements of GBL may not be reflected in the combined financial statements and tax return of SBH; therefore, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the SBH consolidated financial statements.

The breadth of GBL’s operations and the global complexity of tax regulations require assessments of uncertainties and judgements in estimating the taxes that GBL will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcome of tax litigation and resolution of disputes arising from federal, state and international tax audits in the normal course of business.

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of GBL assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. It is the Parent’s policy to include accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes.

In general, the taxable income (loss) of U.S. GBL entities was included in SBH’s U.S. tax returns and, where applicable, in certain jurisdictions around the world. As such, separate income tax returns were not prepared for many GBL entities. Consequently, income taxes currently payable are deemed to be payable to SBH in the period the liability arose and income taxes currently receivable are deemed to be receivable from SBH in the period that a refund could have been recognized by GBL had GBL been a separate taxpayer.

Foreign Currency Translation

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resulting translation adjustments are reported, net of their related tax effects, as a component of Net Parent Investment. Assets and liabilities denominated in other than the functional currency are re-measured into the functional currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period. Foreign currency transaction losses were $1.1 million, $0.4 million and $1.7 million for the years ended September 30, 2018, 2017 and 2016, respectively. Foreign currency transaction gains and losses for transactions denominated in a currency other than the functional currency are recorded in Other Non-Operating Expense (Income), Net on the Combined Statements of Income.

Net Parent Investment

GBL equity on the Combined Balance Sheet represents the Parent’s net investment in GBL and is presented as Net Parent Investment in lieu of stockholders’ equity. The Statement of Changes in Net Parent Investment account includes assets and liabilities incurred by the Parent on behalf of GBL such as accrued liabilities related

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

to corporate allocations including administrative expenses for legal, accounting, treasury, information technology, human resources and other services. Other assets and liabilities recorded by Parent, whose related expenses have been pushed down to GBL, are also included in Net Parent Investment.

All transactions reflected in Net Parent Investment in the accompanying Combined Balance Sheet have been considered cash receipts and payments for purposes of the Combined Statements of Cash Flows and are reflected in financing activities in the accompanying Combined Statements of Cash Flows.

Earnings per share data has not been presented in the accompanying Combined Financial Statements because GBL does not operate as a separate legal entity with its own capital structure.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. This ASU requires revenue recognition to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new revenue recognition model requires identifying the contract and performance obligations, determining the transaction price, allocating the transaction price to performance obligations and recognizing the revenue upon satisfaction of performance obligations. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. This ASU can be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the updates recognized at the date of the initial application along with additional disclosures. The ASU becomes effective for us beginning in the first quarter of our fiscal year ending September 30, 2019. We have performed an assessment over the impact of the pronouncement to GBL, including a detailed assessment over contracts with our customers and the impact to our policies, processes and control environment. Based upon the results of our assessment and implementation, we have determined that the impact of adoption to the combined financial statements is not material and there were no matters identified that were considered significant for changes in disclosure. We plan to adopt the ASU retrospectively with the cumulative effect of initially applying the update at the date of initial application in the first quarter of the fiscal year ending September 30, 2019.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which supersedes the lease requirements in ASC 840, Leases. This ASU requires lessees to recognize lease assets and liabilities on the balance sheet, as well as disclosing key information about leasing arrangements. Although the new ASU requires both operating and finance leases to be disclosed on the balance sheet, a distinction between the two types still exists as the economics of leases can vary. The ASU can be applied using a modified retrospective approach, with a number of optional practical expedients relating to the identification and classification of leases that commenced before the effective date, along with the ability to use hindsight in the evaluation of lease decisions, that entities may elect to apply. As a result, the ASU will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption applicable. We have not measured the impact of adoption at this point in our assessment and have not concluded on the overall materiality of the impact of adoption to the combined financial statements, or determined the method and timing of adoption.

In March 2017, the FASB issued ASU No. 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires an

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (continued)

employer to disaggregate the service cost component from the other components of net periodic pension costs within the statement of income. The amendment provides guidance requiring the service cost component to be recognized consistent with other compensation costs arising from service rendered by employees during the period, and all other components to be recognized separately outside of the subtotal of income from operations. The ASU is applied on a retrospective basis, and will become effective for us in the first quarter of the year ending September 30, 2019. The net periodic benefit costs for the years ended September 30, 2018, 2017 and 2016 was $0.5 million, $0.6 million and $0.3 million, respectively; of which the service cost component was $0.1 million, $0.1 million and $0.1 million, respectively; and other components were $0.4 million, $0.5 million, and $0.2 million, respectively.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815), which changes the designation and measurement guidance for qualifying hedging relationships and presentation of hedge results. The amendments in this update make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP, better aligning the entity’s risk management activities and financial reporting for hedging relationships. The ASU can only be applied prospectively, and will become effective for us beginning in the first quarter of our fiscal year ending September 30, 2020, with early adoption available, based upon the Parent’s effective date requirements as a public company. We are currently assessing the impact this pronouncement will have on the combined financial statements of GBL and have not yet concluded on the materiality or timing of the adoption.

NOTE 3 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the GBL’s financial assets and liabilities are defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Fair value measurements are classified using a fair value hierarchy that is based upon the observability of inputs used in measuring fair value. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about hypothetical transactions in the absence of market data. Fair value measurements are classified under the following hierarchy:

•	Level 1 - Unadjusted quoted prices for identical instruments in active markets.

•

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 - Significant inputs to the valuation model are unobservable.

GBL utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. GBL’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including both forward and spot prices for currencies and commodities, which are generally based on quoted or observed market prices (Level 2). The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of GBL’s derivative financial instrument assets reflects the risk that the counterparties to these contracts may

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 3 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by GBL, GBL adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume GBL’s liabilities. GBL has not changed the valuation techniques used in measuring the fair value of any financial assets and liabilities during the year. The fair values of derivative instruments are as follows. See Note 8 – Derivatives for additional detail:

	As of September 30,
	2018		2017
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Derivative Assets	$0.6	$0.6	$3.0	$3.0
Derivative Liabilities	$3.7	$3.7	$4.6	$4.6

The carrying values of receivables, payables and accrued expenses approximate fair value based on the short-term nature of these assets and liabilities. The carrying value of capital lease obligations approximate fair value. The carrying values of goodwill, intangible assets and other long-lived assets are tested annually or more frequently if an event occurs that indicates an impairment loss may have been incurred, using fair value measurements with unobservable inputs (Level 3).

NOTE 4 - INVENTORY

Inventory consists of the following:

	As of September 30,
(in millions)	2018	2017
Raw materials	$33.9	$27.6
Work-in-process	21.7	18.8
Finished goods	72.2	73.3

	$127.8	$119.7

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	As of September 30,
(in millions)	2018	2017
Land, buildings and improvements	$34.6	$37.2
Machinery, equipment and other	180.6	170.7
Capital leases	55.6	51.9
Construction in progress	17.1	17.9

Property, plant and equipment	$287.9	$277.7
Accumulated depreciation	(145.0)	(136.0)

Property, plant and equipment, net	$142.9	$141.7

Depreciation expense from property, plant and equipment for the years ended September 30, 2018, 2017 and 2016 was $23.5 million, $19.9 million, and $18.0 million, respectively.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

Goodwill consists of the following:

	As of September 30,
(in millions)	2018	2017
Goodwill - beginning balance	$197.8	$195.7
Foreign currency impact	(2.3)	2.1

Goodwill - ending balance	$195.5	$197.8

There was no impairment on goodwill recognized during the fiscal years ended September 30, 2018, 2017 and 2016.

Certain tradename intangible assets have an indefinite life and are not amortized. Indefinite-lived intangible assets were $165.1 million and $165.7 million as of September 30, 2018 and 2017, respectively. There was no impairment loss on indefinite-lived trade names for the years ended September 30, 2018, 2017 and 2016. The carrying value and accumulated amortization for definite lived intangible assets subject to amortization are as follows:

	As of September 30,
	2018			2017
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$168.5	$(76.4)	$92.1	$170.5	$(68.8)	$101.7
Technology assets	26.5	(14.2)	12.3	26.5	(12.6)	13.9

Total	$195.0	$(90.6)	$104.4	$197.0	$(81.4)	$115.6

Amortization expense from intangible assets was $9.9 million, $9.9 million, and $10.0 million for the years ended September 30, 2018, 2017 and 2016, respectively. Excluding the impact of any future acquisitions or changes in foreign currency, GBL anticipates the annual amortization expense of intangible assets for the next five fiscal years will be as follows:

(in millions)	Amortization
2019	$10.0
2020	10.0
2021	10.0
2022	10.0
2023	10.0

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 7 - LEASES

Capital Leases

Future minimum lease payments on capital leases as of September 30, 2018 are as follows:

(in millions)	Total
2019	$7.0
2020	6.8
2021	6.7
2022	6.5
2023	5.0
Thereafter	19.2

Total minimum lease payments	51.2
Interest	(5.8)

Total capital lease obligations	$45.4

Operating Leases

Leases primarily pertain to land, buildings and equipment that expire at various times through July 2026. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the leases. Rent expense was $1.2 million, $2.0 million, and $1.3 million for the years ended September 30, 2018, 2017 and 2016, respectively. Future minimum rental commitments under non-cancelable operating leases as of September 30, 2018 are as follows:

(in millions)	Amount
2019	$1.3
2020	0.8
2021	0.7
2022	0.7
2023	0.6
Thereafter	1.7

Total minimum lease payments	$5.8

NOTE 8 - DERIVATIVES

Derivative financial instruments are used by GBL principally in the management of its foreign currency exchange rate and raw material price exposures. GBL does not hold or issue derivative financial instruments for trading purposes. For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the effective portion of the derivative is reported as a component of Other Comprehensive Income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on derivatives representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Cash Flow Hedges

Commodity Swaps. GBL is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. GBL hedges a portion of the risk associated with the purchase of these materials

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 8 - DERIVATIVES (continued)

through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in Other Comprehensive Income and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At September 30, 2018, GBL had a series of zinc swap contracts outstanding through March 2020 with derivative net losses estimated to be reclassified from AOCI into earnings over the following 12 months of $2.4 million, net of tax. GBL had the following commodity swap contracts outstanding as of September 30, 2018 and 2017:

	September 30, 2018		September 30, 2017
(in millions, except notional)	Notional Amount	Contract Value	Notional Amount	Contract Value
Zinc swap contracts	7.4 Tons	$22.6	7.6 Tons	$20.7

Foreign exchange contracts. GBL periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign currency denominated third party and intercompany sales or payments. These obligations generally require GBL to exchange foreign currencies for Euros. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange rates related to material purchases. Until the purchase is recognized, the fair value of the related hedge is recorded in Other Comprehensive Income and as a hedge asset or liability, as applicable. At the time the purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to purchase price variance in Cost of Goods Sold on the Combined Statements of Income. At September 30, 2018, GBL had foreign exchange contracts outstanding through March 2020 with derivative net gains estimated to be reclassified from AOCI into earnings over the following 12 months of $0.4 million, net of tax. At September 30, 2018 and 2017, GBL had foreign exchange derivative contracts designated as cash flow hedges with a notional value of $19.1 million and $92.4 million, respectively.

Derivative Contracts Not Designated As Hedges for Accounting Purposes

Commodity Swaps. GBL periodically enters into commodity swap contracts to economically hedge the risk from fluctuating prices for raw materials, specifically the pass-through of market prices for silver used in manufacturing purchased watch batteries. GBL hedges a portion of the risk associated with these materials through the use of commodity swaps. The swap contracts are designated as economic hedges with the unrealized gain or loss recorded in earnings and as an asset or liability at each period end. The unrecognized changes in fair value of the hedge contracts are adjusted through earnings when the realized gains or losses affect earnings upon settlement of the hedges. During the years ended September 30, 2018, 2017 and 2016, the realized gains and losses were less than $0.1 million. The swaps effectively fix the floating price on a specified quantity of silver through a specified date. At September 30, 2018, GBL had a series of commodity swaps outstanding through February 2020. GBL had the following outstanding commodity swap contracts outstanding as of September 30, 2018 and 2017:

	September 30, 2018		September 30, 2017
(in millions, except notional)	Notional Amount	Contract Value	Notional Amount	Contract Value
Silver	30.4 troy oz.	$0.5	20.9 troy oz.	$0.4

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 8 - DERIVATIVES (continued)

Fair Value of Derivative Instruments

The fair value of outstanding derivative instruments is as follows:

(in millions)	Line Item	As of September 30,
		2018	2017
Derivative Assets
Commodity swaps - designated as hedge	Other receivables	$0.1	$2.8
Commodity swaps - designated as hedge	Deferred charges and other	—	0.2
Foreign exchange contracts - designated as hedge	Other receivables	0.5	—

Total Derivative Assets		$0.6	$3.0

Derivative Liabilities
Commodity swaps - designated as hedge	Accounts payable	$3.3	$—
Commodity swaps - designated as hedge	Other long-term liabilities	0.4	—
Foreign exchange contracts - designated as hedge	Accounts payable	—	4.1
Foreign exchange contracts - designated as hedge	Other long-term liabilities	—	0.5

Total Derivative Liabilities		$3.7	$4.6

GBL is exposed to the risk of default by the counterparties with which it transacts and generally does not require collateral or other security to support financial instruments subject to credit risk. GBL monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are concentrated with certain domestic and foreign financial institution counterparties. GBL considers these exposures when measuring its credit reserves on its derivative assets, which was less than $0.1 million for the years ended September 30, 2018 and 2017.

GBL standard contracts do not contain credit risk related contingent features whereby GBL would be required to post additional cash collateral as a result of a credit event. However, GBL is typically required to post collateral in the normal course of business to offset its liability positions. As of September 30, 2018, there was $1.1 million of posted cash collateral and no posted standby letters of credit related to such liability positions. As of September 30, 2017, there was no cash collateral outstanding or posted standby letters of credit.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 8 - DERIVATIVES (continued)

The following table summarizes the impact of the effective and ineffective portions of designated hedges and the gain (loss) recognized in the Combined Statement of Income for the years ended September 30, 2018, 2017 and 2016.

	Effective Portion			Ineffective portion
For the year ended September 30, 2018 (in millions)	Gain (Loss) in OCI	Reclassified to Earnings
		Line Item	Gain (Loss)	Line Item	Gain (Loss)
Commodity swaps	$3.0	Cost of goods sold	$2.4	Cost of goods sold	$—
Foreign exchange contracts	1.2	Cost of goods sold	(4.0)	Cost of goods sold	—

Total	$4.2		$(1.6)		$—

	Effective Portion			Ineffective portion
For the year ended September 30, 2017 (in millions)	Gain (Loss) in OCI	Reclassified to Earnings
		Line Item	Gain (Loss)	Line Item	Gain (Loss)
Commodity swaps	$4.9	Cost of goods sold	$4.7	Cost of goods sold	$—
Foreign exchange contracts	(3.4)	Cost of goods sold	1.7	Cost of goods sold	—

Total	$1.5		$6.4		$—

	Effective Portion			Ineffective portion
For the year ended September 30, 2016 (in millions)	Gain (Loss) in OCI	Reclassified to Earnings
		Line Item	Gain (Loss)	Line Item	Gain (Loss)
Commodity swaps	$4.6	Cost of goods sold	$(2.3)	Cost of goods sold	$—
Foreign exchange contracts	1.6	Cost of goods sold	0.4	Cost of goods sold	—

Total	$6.2		$(1.9)		$—

NOTE 9 - EMPLOYEE BENEFIT PLANS

Shared Plans

GBL participates in U.S. and Non-U.S. defined benefit pension plans as though they are participants in a multi-employer plan with the other businesses of SBH. The proportionate share of cost for these plans is allocated based on active employee headcount. The following is a summary of costs reflected in the combined statements of income. These figures do not represent cash payment to the parent company or its plans.

	Year ended September 30,
(in millions)	2018	2017	2016
US Plan	$(0.2)	$0.1	$(0.4)
Non-US Plan	1.9	2.2	1.7

	$1.7	$2.3	$1.3

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 9 - EMPLOYEE BENEFIT PLANS (continued)

Single Employer Plans

GBL participates in Non-U.S. defined benefit plans in Brazil and Guatemala that predominantly consist of employees attributable to GBL operations. The following tables provide additional information on GBL’s single employer plans as of September 30, 2018 and 2017:

(in millions)	2018	2017
Changes in benefit obligation:
Benefit obligation, beginning of year	$3.9	$3.9
Service cost	0.1	0.1
Interest cost	0.4	0.5
Actuarial (gain) loss	0.1	(0.3)
Benefits paid	(0.7)	(0.4)
Foreign currency exchange rate changes	(0.4)	0.1

Benefit obligation, end of year	$3.4	$3.9

Changes in plan assets:
Fair value of plan assets, beginning of year	$—	$—
Employer contributions	0.7	0.4
Benefits paid	(0.7)	(0.4)

Fair value of plan assets, end of year	$—	$—

Funded Status	$(3.4)	$(3.9)

Weighted average assumptions
Discount rate	10.22 - 13.20%	9.17 - 13.40%
Rate of compensation increase	5.50%	5.50%

The following table contains the components of net periodic benefit cost for GBL’s single employer plans for the years ended September 30, 2018, 2017 and 2016.

	Year ended September 30,
(in millions)	2018	2017	2016
Service cost	$0.1	$0.1	$0.1
Interest cost	0.4	0.5	0.5
Recognized net actuarial loss	—	—	(0.3)

Net periodic benefit cost	$0.5	$0.6	$0.3

Weighted average assumptions
Discount rate	9.17 - 13.40%	11.76 - 13.50%	13.50 - 13.81%
Rate of compensation increase	5.50%	5.50%	5.50%

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where the plans are established. There are no dedicated plan assets in single employer plans.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 9 - EMPLOYEE BENEFIT PLANS (continued)

The following benefit payments are expected to be paid:

(in millions)	Amount
2019	$0.3
2020	0.4
2021	0.4
2022	0.3
2023	0.6
2024-2027	2.7

NOTE 10 - INCOME TAXES

Income tax expense was calculated based upon the following components of income from operations before income taxes for the years ended September 30, 2018, 2017, and 2016:

	Year ended September 30,
(in millions)	2018	2017	2016
United States	$20.7	$30.2	$39.3
Outside the United States	80.5	90.7	87.5

Income from operations before income taxes	$101.2	$120.9	$126.8

The components of income tax expense for the years ended September 30, 2018, 2017 and 2016 are as follows:

	Year ended September 30,
(in millions)	2018	2017	2016
Current tax expense:
U.S. Federal	$19.1	$16.8	$46.2
Foreign	14.6	14.9	22.5
State and local	3.3	0.7	1.0

Total current tax expense	37.0	32.4	69.7
Deferred tax (benefit) expense:
U.S. Federal	(19.9)	(2.3)	(3.1)
Foreign	6.3	6.4	1.2
State and local	(2.0)	(0.1)	(0.3)

Total deferred tax expense	(15.6)	4.0	(2.2)

Income tax expense	$21.4	$36.4	$67.5

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 10 - INCOME TAXES (continued)

The following reconciles the total income tax expense, based on the U.S. Federal statutory income tax rate of 24.5% for the year ended September 30, 2018 and 35% for the year ended September 30, 2017 and 2016, with GBL’s recognized income tax expense:

	Year ended September 30,
(in millions)	2018	2017	2016
U.S. Statutory federal income tax expense	$24.8	$42.3	$44.4
Permanent items	3.1	(0.3)	(0.1)
Tax reform act - US rate change	(21.3)	—	—
Tax reform act - Mandatory repatriation	14.3	—	—
Residual tax on foreign earnings	—	2.6	3.2
Domestic production activities deduction	—	(0.8)	(1.1)
Foreign statutory rate vs. U.S. statutory rate	0.1	(8.5)	(8.1)
State income taxes, net of federal effect	1.2	0.5	0.8
Unrecognized tax expense (benefit)	0.6	3.6	28.9
Research and development tax credits	(0.8)	(1.4)	(0.6)
Return to provision adjustments and other, net	(0.6)	(1.6)	0.1

Income tax expense	$21.4	$36.4	$67.5

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of September 30, 2018 and 2017 are as follows:

	As of September 30,
(in millions)	2018	2017
Deferred tax assets
Employee benefits	$3.1	$10.5
Inventories and receivables	3.5	2.9
Marketing and promotional accruals	0.9	0.8
Property, plant and equipment	4.9	6.0
Unrealized losses	0.1	0.1
Intangibles	2.0	2.0
Net operating loss and credit carry forwards	16.5	21.2
Other	7.2	7.4

Total deferred tax assets	38.2	50.9
Deferred tax liabilities
Property, plant and equipment	1.7	1.0
Unrealized gains	0.1	0.1
Intangibles	75.3	104.8
Taxes on unremitted foreign earnings	0.1	0.2
Other	1.7	1.6

Total deferred tax liabilities	78.9	107.7

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 10 - INCOME TAXES (continued)

	As of September 30,
(in millions)	2018	2017
Net deferred tax liabilities	(40.7)	(56.8)
Valuation allowance	(19.0)	(19.0)

Net deferred tax liabilities, net valuation allowance	$(59.7)	$(75.8)

Reported as:
Deferred income taxes (noncurrent asset)	2.3	31.9
Deferred income taxes (noncurrent liability)	62.0	107.7

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a dividends received deduction for dividends from foreign subsidiaries and imposing a tax on deemed repatriated accumulated earnings of foreign subsidiaries. The Tax Reform Act reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. GBL’s applicable U.S. statutory tax rate for Fiscal 2018 is approximately 24.5%.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Reform Act, GBL revalued its ending net deferred tax liabilities at December 31, 2017 and recognized $21.3 million of tax benefit in GBL’s net income from continuing operations for the year ended September 30, 2018.

The Tax Reform Act provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”). GBL had an estimated $102.0 million of undistributed foreign E&P subject to the deemed mandatory repatriation and recognized a provisional $14.3 million of income tax expense in GBL’s net income from continuing operations for the year ended September 30, 2018 The mandatory repatriation is payable by the Parent, therefore none of the repatriation liability is included in the GBL combined financial statements as of September 30, 2018 The provisional tax expense for the mandatory repatriation is based on currently available information and additional information needs to be prepared, obtained and analyzed in order to determine the final amount, including further analysis of certain foreign exchange gains or losses, earnings and profits, foreign tax credits, and estimated cash and cash equivalents as of the measurement dates in the Tax Reform Act. Tax effects for changes to these items will be recorded in a subsequent quarter, as discrete adjustments to our income tax provision, once complete.

The Tax Reform Act also contains additional limits on deducting compensation, including performance-based compensation, in excess of $1 million paid to certain executive officers for any fiscal year, effective with GBL’s Fiscal 2019 tax year. GBL’s future compensation payments will be subject to these limits, which could impact the Company’s effective tax rate.

GBL continues to review the anticipated impacts of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT”) on GBL, which are not effective until fiscal year 2019. GBL has not recorded any impact associated with either GILTI or BEAT in the tax rate for the year ended September 30, 2018. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or treating such taxes as a current-period expense when incurred. Due to the complexity of calculating GILTI under the new law, we have not determined which method we will apply.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 10 - INCOME TAXES (continued)

In response to the enactment of the Tax Reform Act, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. SAB 118 allows registrants to record provisional amounts during a one year measurement period in a manner similar to accounting for business combinations. GBL has recognized the provisional tax impacts related to deemed repatriated earnings and included these amounts in its consolidated financial statements. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions GBL has made, additional regulatory guidance that may be issued, and actions GBL may take as a result of the Tax Reform Act.

GBL’s U.S. operating results have historically been included in the Parent’s combined US Federal and state income tax returns, and certain non-U.S. operating results have historically been included in combined non-U.S. income tax returns. The provisions for income taxes in the combined financial statements have been determined on a separate return basis as if GBL filed its own tax returns. Management considered and weighed the available evidence, both positive and negative, to determine whether it is more-likely-than-not that some portion, or all, of GBL’s deferred tax assets will not be realized. As a result, GBL recorded a valuation allowance in the amount of $19.0 million for the years ended September 30, 2018 and 2017. The deferred tax assets upon which valuation allowances were recorded consisted primarily of non-US net operating losses.

The operations comprising GBL are in various legal entities that are a part of the Parent’s organizational structure. The Parent provides residual U.S. and foreign deferred taxes on earnings to the extent they cannot be repatriated in a tax-free manner. As of September 30, 2018, GBL recorded $0.1 million residual U.S. and foreign deferred taxes on GBL earnings attributable to jurisdictions and entities on which the Parent recorded residual U.S. and foreign deferred taxes.

During the year ended September 30, 2018, GBL provided $2.7 million in domestic tax expense on earnings deemed to be repatriated under subpart F of the US tax law.

During the year ended September 30, 2017, the Parent concluded that sufficient evidence existed that substantially all of its non-US subsidiaries had invested or would invest their respective undistributed earnings indefinitely or that the earnings would be remitted in a tax-free manner. As a result, GBL recognized approximately $2.4 million in tax benefit for reducing the deferred tax liability on those earnings that had been established in prior years. GBL provided residual tax expense of $5.3 million on earnings deemed to be repatriated under subpart F of the U.S. tax law for the year ended September 30, 2017. The residual taxes were recorded as deferred tax liabilities.

During the year ended September 30, 2016, GBL provided $1.9 million of residual taxes on undistributed foreign earnings and $1.4 million in tax expense on earnings deemed to be repatriated under subpart F of the U.S. tax law. The residual taxes from foreign earnings were recognized as deferred tax liabilities.

As of September 30, 2018, GBL had Brazil net operating loss carryforwards (“NOLs”) of $43.5 million with a tax benefit of $14.8 million. These NOLs have an indefinite carryforward period. GBL projects, as of September 30, 2018, that tax benefits related to Brazil NOLs will not be used and has provided a full valuation allowance against these deferred tax assets.

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 10 - INCOME TAXES (continued)

GBL is subject to audit examinations at federal, state, and local levels by tax authorities in those jurisdictions. The tax matters challenged by the tax authorities are typically complex; therefore, the ultimate outcome of these challenges is subject to uncertainty.

The total amount of unrecognized tax benefits at September 30, 2018 and 2017 were $11.7 million and $11.5 million respectively. If recognized in the future, $11.7 million of the unrecognized tax benefits as of September 30, 2018 will impact the effective tax rate. GBL recognizes interest and penalties related to uncertain tax positions in income tax expense. As of September 30, 2018 and 2017 GBL had $0.4 million of accrued interest and penalties related to uncertain tax positions. The impact of income tax expense related to interest and penalties for the years ended September 30, 2018, 2017 and 2016 was a net decrease of $0.1 million, net decrease of $0.6 million and a net increase of $0.9 million, respectively. The following table summarizes the changes to the amount of unrecognized tax benefits for the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
Unrecognized tax benefits, beginning of year	$11.5	$29.3	$1.3
Gross increase – tax positions in prior period	0.4	3.2	25.3
Gross decrease – tax positions in prior period	(2.5)	(0.1)	(0.1)
Gross increase – tax positions in current period	2.4	2.0	2.8
Settlements	—	(22.9)	—
Lapse of statutes of limitations	(0.1)	—	—

Unrecognized tax benefits, end of year	$11.7	$11.5	$29.3

The decrease in unrecognized tax benefits for the year ended September 30, 2017 includes a reduction of $22.9 million from an unfavorable court ruling regarding the German tax treatment of certain assets as amortizable. The reduction did not impact income tax expense in the year ended September 30, 2017 since the Parent also reduced the corresponding income tax receivable. GBL is continuing to maintain tax contingency reserves for certain portions of this case that are still under review.

The increase in unrecognized tax benefits for the year ended September 30, 2016 includes a $25.5 million expense to record a tax contingency reserve for the tax exposure subject to the German Federal Court ruling received in the year ended September 30, 2016. During the year ended September 30, 2016 a local court had ruled against the characterization of certain assets as amortizable under Germany tax law.

GBL files income tax returns in the U.S. federal jurisdiction and various states, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. GBL’s major taxing jurisdictions are the U.S., United Kingdom, Germany and Brazil. In the U.S., federal tax filings for years prior to and including GBL’s fiscal year ended September 30, 2013 are closed. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen. As of September 30, 2018, certain of GBL’s legal entities are undergoing income tax audits. GBL cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next twelve months some portion of previously unrecognized tax benefits could be recognized.

NOTE 11 - SHARE BASED COMPENSATION

GBL participates in the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “Equity Plan”) of the Parent through the use of time based and performance-based Restricted Stock Units (“RSUs”).

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 11 - SHARE BASED COMPENSATION (continued)

Compensation expense of its RSUs is measured based on the fair value of the award as determined by the market price of SBH shares of common stock on the grant date; and recognizes those costs on a straight-line basis over the requisite period of the awards. Certain RSUs are performance-based awards that are dependent upon achieving specified financial metrics of the consolidated SBH group over a designated period of time. SBH also provides for a portion of its annual management incentive compensation plan to be paid in common stock of SBH, in lieu of cash payment. In addition to stock compensation for employees directly attributable to GBL, stock compensation for employees attributable to corporate and shared operations were allocated on a proportional basis of combined sales and headcount.

Share based compensation expense recognized by GBL for the years ended September 30, 2018, 2017 and 2016 were $3.0 million, $8.3 million, and $8.3 million, respectively. The remaining unrecognized pre-tax compensation cost for GBL is not material.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

GBL is a defendant in various litigation matters generally arising out of the ordinary course of business. GBL does not believe that any of the matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity, or cash flows.

GBL has provided for the estimated costs of $0.6 million and $0.8 million as of September 30, 2018 and 2017, respectively, associated with environmental remediation activities at some of its current and former manufacturing sites. GBL believes that any additional liability in excess of the amounts provided that may result from resolution of these matters, will not have a material adverse effect on the combined financial condition, results of operations or cash flows of GBL.

NOTE 13 - RELATED PARTIES

GBL does not sell or purchase product from other businesses of SBH. The Combined Statements of Income include allocations for certain support functions that are provided on a centralized basis by the Parent and subsequently recorded at the business unit level, such as expenses related to employee benefits, finance, human resources, risk management, information technology, facilities, legal, tax and treasury management, corporate compliance and risk management, among others. These expenses have been allocated to GBL on the basis of direct usage when identifiable, with the remainder allocated on a proportional basis of combined sales, headcount or other measures of GBL or its Parent. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from the Parent, are reasonable. Nevertheless, the combined financial statements may not include all actual expense that would have been incurred by GBL and may not reflect the combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if GBL had been a stand-alone company would depend upon multiple factors, including organization structure and strategic decisions made in various areas, including information technology and infrastructure. For the years ended September 30, 2018, 2017 and 2016, the general corporate expenses allocated to GBL were $5.0 million, $5.3 million, and $4.6 million, respectively. General corporate expenses are recognized as General & Administrative Expenses on the Combine Statements of Income.

SBH has shared assets that consist of shared service facilities, shared distribution centers, and sales offices, among others, that are used for SBH operations including the operations of GBL. The property, plant and

SPECTRUM BRANDS GLOBAL BATTERIES & LIGHTS DIVISION

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Years ended September 30, 2018, 2017 and 2016

NOTE 13 - RELATED PARTIES (continued)

equipment for shared assets predominantly used by GBL are recognized in the Combined Balance Sheets and the cost for usage by other business of SBH was recognized as a reduction to General & Administrative Expenses on the Combined Statements of Income. For the years ended September 30, 2018, 2017 and 2016, charges to other SBH businesses for shared assets was $2.4 million.

GBL also uses corporate facilities and technology infrastructure at SBH corporate headquarters as its global headquarters and research and development labs. There were no individual businesses of SBH that are considered a predominant user of the SBH corporate headquarters; and therefore a proportionate share of the costs for the corporate headquarters was allocated to GBL for rent and use of shared assets. Shared asset cost for the use of the SBH headquarters is recognized as General & Administrative Expenses on the Combined Statements of Income. For the years ended September 30, 2018, 2017, and 2016, the shared asset cost was $2.5 million, $2.4 million, and $2.1 million, respectively.

GBL participates in a centralized cash management and financing programs of SBH. Disbursements are made through centralized accounts payables which are operated by SBH. Cash receipts are transferred to centralized accounts, also maintained by SBH. As cash is disbursed and received by SBH, it is accounted for by GBL through SBH Net Parent Investment. All short and long-term debt is financed by SBH and financing decisions for subsidiaries is determined by centralized SBH treasury operations, with the exception of certain capital lease obligations directly attributable to GBL operations that are recognized on the Combined Balance Sheets.

NOTE 14 - SUBSEQUENT EVENTS

In connection with the preparation of the combined financial statements, GBL evaluated subsequent events through December 20, 2018, the date the combined financial statements were available to be issued and include the subsequent events discussed below.

Energizer Holdings, Inc.

On November 15, 2018, SBH entered into an amended acquisition agreement with Energizer for the previously disclosed sale of GBL to Energizer, to address a proposed remedy that Energizer submitted for consideration to the European Commission for review, including a potential downward adjustment to the purchase price of up to $200 million contingent upon the remedy with the European Commission. On December 11, 2018, SBH and Energizer received clearance from the EC for the proposed acquisition and have now received all outstanding approvals necessary to complete the transaction and expect to close in January 2019. The EC approval is conditional on the divestiture of the Varta® consumer battery, chargers, portable power and portable lighting business in Europe, Middle East and Africa region, including manufacturing and distribution facilities in Germany (the “Varta Divestment Business”). Energizer will retain the rights to the Varta® brand in the rest of the world, as well as Spectrum’s global Rayovac® branded consumer and hearing aid batteries business. Energizer has disclosed their intent to begin the formal divestiture process immediately following the closing of the acquisition and complete the divestiture of the Varta Divestment Business during the first half of the calendar year 2019.